ACQUISITION AGREEMENT

AMONG

1.	MALIBU MINERALS, INC (Purchaser)

2.	FLEX FUELS ENERGY LIMITED (Company)

3.	VARIOUS SHAREHOLDERS (Shareholders)

4.	GORDON ALAN EWART AND JON PENTON (GAE and JP)

THIS DOCUMENT IS FOR DISTRIBUTION IN THE UNITED KINGDOM ONLY TO PERSONS HOLDING SHARES IN THE LIMITED COMPANY. THIS DOCUMENT IS NOT A PROSPECTUS PURSUANT TO SECTION 85 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000. FOR THE PURPOSES OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000, THIS DOCUMENT IS A COMMUNICATION WHICH FALLS WITHIN THE SCOPE OF THE SALE OF BODY CORPORATE EXEMPTION PURSUANT TO REGULATION 62 OF THE FINANCIAL SERVICES AND MARKETS ACT (FINANCIAL PROMOTION) ORDER 2005.

AN AGREEMENT dated the 29 December of 2006

AMONG

1.
MALIBU MINERALS, INC., a corporation incorporated and registered in accordance with the laws of the State of Nevada, USA and having its principal office located at Suite 510 - 999 West Hastings Street, Vancouver, British Columbia, Canada, A1 V6C 2W2 (the “Purchaser”);

2.	FLEX FUELS ENERGY LIMITED, a company registered in England and Wales under company number 6003328 with its registered office located at 30 St. Mary Axe, London, EC3A 8EP (the “Company”); and

3.
THE PERSONS WHOSE NAMES AND ADDRESSES are set out in the first column of Schedule 2 and whose address for the purpose of service of notices shall be the address of the Company’s Solicitors unless otherwise notified to the other parties (the “Shareholders”).

4.	GORDON ALAN EWART of 125 Springfield Avenue, London SW20 9JS and JON PENTON of Lilac Cottage, Compton Dundon, Somerset TA11 6PS (hereinafter referred to as “GAE and “JP”, respectively).

WHEREAS:

A.
The Company plans to construct, own and manage seed processing facilities, refineries producing bio diesel products (and associated power generation facilities if commercially desirable) and to engage in the business of selling supplying and distributing bio diesel products.

B.
The Purchaser, a Nevada, United States, company primarily engaged in the exploration of mineral properties, has access to the capital markets and has agreed to collaborate with the Company in providing finance in support of its activities with the intention on the part of the Purchaser of diversifying its business through the acquisition of the entire issued share capital of the Company

C.	The Company’s authorized share capital comprises 2,000 Shares of £0.10 each of which 1700 Shares have been issued, 624 to the Shareholders and 1,076 to the Remaining Shareholders.

D.
The Parties and the Remaining Shareholders consider that their mutual interests will be best served if the Purchaser acquires ownership of the Company as contemplated under this Agreement and they have accordingly agreed in the case of the Parties to enter into this Agreement and in the case of the Remaining Shareholders and the Purchaser, in order to induce the Purchaser to enter into this Agreement, to enter into the Supplementary Agreement subject to the terms and conditions hereinafter contained and in the case of the Supplementary Agreement as set out in that document.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.	Definitions and Interpretations

1.1	In this Agreement:

“Acquisition Shares”	means the 624 Shares to be acquired by the Purchaser on Completion from the Shareholders.
“Agreement”	means this agreement, dated December 29, 2006.
“Allotment Shares”	means the 300 Shares to be allotted and issued to the Purchaser and which shall on allotment and issue constitute 15% of the entire authorised share capital of the Company.

“Business”
means the business activities which the Company plans to undertake and which the Purchaser will acquire, including constructing, commissioning, managing and operating refineries, seed crush facilities, and producing biodiesel products and power and trading in such products, and constituting the business activities described in the Business Plan.

“Business Day”	means a day of the week which is not a Saturday or Sunday when dealing in domestic securities may take place on the markets operated by London Stock Exchange plc.
“Business Plan”	means the business plan prepared on behalf of the Company as set out in Schedule 8.
“Business Transfer Agreement”	means the agreement relating to the transfer of the Pre Completion Business from the Purchaser to a subsidiary company established for the purpose of receiving the Pre Completion Business.
“Claim”	means a claim or claims pursuant to the Warranties.
“Company Financial Statements”
means the consolidated financial statements of the Company for the period from inception to December 31, 2006, audited by an independent registered certified public accounting firm who is registered with, and has audited the consolidated financial statements in accordance with the standards of, the Public Company Accounting Oversight Board (United States of America) (“PCAOB”) (the “Financial Statements”); provided that if the Completion Date is on or after May 1, 2007, the Company shall provide collectively the Financial Statements together with the consolidated financial statements of the Company for the three month period ended March 31, 2007 that have been reviewed in accordance with the PCAOB and in conformity with accounting principles generally accepted in the US; true copies of which shall be delivered by the Company to the Purchaser on or before Completion.

“Company’s Solicitors”	means Hunton & Williams of 30 St Mary Axe, London EC3A 8EP.
“Completion Agreements”	means the agreements set out in Schedule 7.
“Completion Date”	means date upon which Completion is to take place as identified in Clause 8.2.
“Completion”	means completion of the sale and purchase of the Acquisition Shares.
“Consideration “	the consideration which is to pass from the Purchaser to the Shareholders in exchange for the Shares.

“Consideration Shares”	means the 9,123,795 Stock Units of the Purchaser to be issued and allotted to the Shareholders pursuant to Clause 8.6 in the proportions and numbers identified in Schedule 2.
“Disclosure Letter”	means any disclosure letter to be delivered to the Purchaser by the Company, the Shareholders, GAE and JP pursuant to this Agreement in accordance with clause 11.
“Encumbrance”
any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title retention or any other security agreement or arrangement.

“Escrow Agreement”	means the Escrow Agreement to be entered into between the Company's Solicitors and SRFF prior to signature of this Agreement to enable Initial Funding Completion to take place.
“Initial Funding”
means an amount equal to US$1,500,000 which the Purchaser has raised for the purposes of this Agreement through private placements of Stock Units to be used for the purposes set out in this Agreement subject as hereinafter contained.

“Initial Funding Agreements”	means the agreements set out in Schedule 6 of Part I.
“Initial Funding Completion”	means transfer of the Initial Funding to the Company’s Solicitors’ Client Account and issue of the Allotment Shares in accordance with Clause 5 hereof.
“Interim Period”	means a period of time starting on the date of release of the Initial Funding to the Company and ending on Completion Date.
“Issue Price”
means the subscription price per Allotment Share in pounds sterling, to be paid by the Purchaser to the Company, calculated on Initial Funding Completion by dividing the Initial Funding (as an amount converted from dollars into pounds sterling by the Company’s Solicitors pursuant to clause 5.4) by the total number of Allotment Shares (being 300).

“JTC Trustee Ltd.”	means JTC Company having its registered office at ______
“Management Accounts”
means the accounts to be periodically supplied to the Purchaser during the Interim Period, and to be used for the purposes of supplementary due diligence, including at the end of the Interim Period a balance sheet setting out the Company’s assets and liabilities.

“Main Funding”	means the raising through a Private Placement of US$11,800,000 or such larger amount as may be agreed to by the Parties.

“Malibu Representative”	means the director of the Company or his alternate appointed by the Purchaser from time to time.
“Party” and “ Parties”	means the Purchaser, the Company, the Shareholders, GAE and JP being collectively referred to as the “Parties”.
“Pre-Completion Business”	means the business conducted by the Purchaser immediately prior to execution of the Business Transfer Agreement.
“Principal Market”
means the Over-The-Counter Bulletin Board quotation service, or if the Stock Units are then traded on another quotation service or on a national securities exchange, such quotation service or national securities exchange.

“Private Placement”
means the private placement of up to 15,061,729 Stock Units of the Purchaser at US$0.90 per Stock Unit, or such other amounts as may be agreed to between the Parties in order to achieve the Main Funding of not less than US$11,800,000, to certain accredited investors under Regulation S of the Securities Act of 1933, or as maybe agreed to by the Parties.

“Purchaser Completion Balance Sheet”	means the balance sheet of the Purchaser as at the Completion Date to be delivered to the Shareholders on Completion.
"Purchaser Majority Directors”
means an affirmative vote of a majority of the votes cast by the members of the board of directors of the Purchaser on a particular matter at a meeting of the directors at which a majority of the directors is present in person or by proxy, with each director entitled to one vote.

“Purchaser Warranties”	means the warranties extended by the Purchaser to the Shareholders as set out in Schedule 5.
“Remaining Shares”	means the 1,076 Shares to be transferred by the Remaining Shareholders to the Purchaser pursuant to the Supplementary Agreement.
“Remaining Shareholders”	means JTC Trustee Ltd. and Gillian Penton the holders of 538 Shares each and therefore together a total of 1,076 Shares.
“Restriction Provisions”
means in the case of the Shareholders, the restriction provisions on the sale and transfer of the Consideration Shares set out in Clause 9 and in the case of the Purchaser the restriction provisions on the sale and transfer of the Allotment Shares and the Acquisition Shares set out in Clause 9.

“Shares”	means ordinary shares in the capital of the Company.
“Shareholders”	means the persons whose names and addresses are set out in the first column of Schedule 2 and being the registered owners of the Shares of the Company as set out opposite their names in Schedule 2.

“Solicitor’s Bank Account”
means a US dollar designated account held by the Company's Solicitors at Barclays Bank PLC, 54 Lombard Street London EC3V 9EX, and being the numbered account advised to SRFF pursuant to the Escrow Agreement.

“SRFF”	means the Purchaser’s attorneys Sichenzia Ross Friedman Ference LLP with a business address of 1065 Avenue of the Americas, 21st Floor, New York, NY 10018.
“Stock Units”	means the shares of common stock, $0.001 par value per share, of the Purchaser.
“Subsidiaries”	means the wholly owned Flex Fuel subsidiary companies to be incorporated in England and Wales as such companies are identified by name in the Business Plan.
“Supplementary agreement”	means the Agreement between the Remaining Shareholders and the Purchaser providing for the transfer by the Remaining Shareholders of the Remaining Shares to the Purchaser.
“Warranties”
means the warranties extended by the Shareholders, GAE and JP to the Purchaser and by the Purchaser to the Shareholders as the context requires as such warranties are set out in Schedule 4 and Schedule 5 as applicable.

1.2	Any reference, express or implied, to an enactment includes references to:

(a)	that enactment as amended, extended or applied by or under any other enactment before or after this Agreement; and;

(b)	any enactment which that enactment re-enacts (with or without modification; and

(c)	any subordinate legislation made (before or after this Agreement) under any enactment, including one within (a) or (b) above.

1.3	Words denoting persons shall include corporate bodies and unincorporated associations of persons.

1.4
The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

1.5	Reference to a document being in the agreed form is to a document initialed by or on behalf of the Parties for the purposes of identification.

1.6	Save where specifically provided otherwise all obligations undertaken by more than one individual being a Party to this Agreement are undertaken jointly and severally.

1.7
Upon termination for any reason, the Parties shall be relieved of any further obligations or commitments pursuant to this Agreement including, but without limitation, the commitments on the part of the Shareholders and GAE and JP contained in Clause 21, save and except for the obligations of either of the Parties to compensate the other pursuant to Clause 16.5 and 16.6 and to the continuation of the confidentiality obligations contained in Clause 20.6.

2.	Allotment Shares and Acquisition Shares

2.1	Subject to the terms of this Agreement the Purchaser shall:

2.1.1	subscribe for and be issued with and allotted the Allotment Shares credited as fully paid at par value of £0.10 each.

2.1.2	acquire the Acquisition Shares from the Shareholders on the Completion Date.

2.2
On Completion Date the Shareholders shall transfer to the Purchaser the number of Acquisition Shares set out opposite their respective names in Schedule 2, and the Remaining Shareholders shall transfer to the Purchaser the Remaining Shares.

2.3
On Completion Date the Purchaser shall not be obliged to accept the transfer of any of the Acquisition Shares and release the Main Funding to the Company unless the transfer of all of the Acquisition Shares and all of the Remaining Shares takes place simultaneously.

2.4
Each of the Shareholders hereby waives any right of pre-emption or other restriction on transfer in respect of the Acquisition Shares or any of them conferred on each of the Shareholders under the Articles of Association of the Company or otherwise.

2.5	The Shareholders hereby acknowledge that:

2.5.1
the authorised share capital of the Company shall not be increased or altered in any way between the date of Initial Funding Completion and the earlier of (i) the Completion Date and (ii) the last day of the Interim Period; and

2.5.2
none of the Shareholders shall transfer or otherwise dispose of his or its interest in the Acquisition Shares between the date of this Agreement and the earlier of (i) the Completion Date and (ii) the last day of the Interim Period.

2.5.3
the Shareholders shall cause any and all actions necessary to secure for the Purchaser to acquire the Remaining Shares from Remaining Shareholders on the Completion Date as contemplated by this Agreement.

2.6
It is acknowledged that the agreement of the Shareholders to transfer the Acquisition Shares and of the Purchaser to acquire them represent irrevocable commitments subject only to the conditions precedent to Completion set out in Clause 8.1 and to termination of this Agreement before Completion pursuant to clauses 16.2, 16.3 or 16.4.

2.7	Each of GAE and JP hereby acknowledge that:

2.7.1
the authorised share capital of the Company shall not be increased or altered in any way between the date of Initial Funding Completion and the earlier of (i) the Completion Date and (ii) the last day of the Interim Period; and

2.7.2
neither GAE nor JP shall transfer or otherwise dispose of their interest, if any, in the Acquisition Shares between the date of this Agreement and the earlier of (i) the Completion Date and (ii) the last day of the Interim Period.

2.7.3
each of GAE and JP shall cause any and all actions necessary to secure for the Purchaser to acquire the Remaining Shares from Remaining Shareholders on the Completion Date as contemplated by this Agreement.

3.	Consideration for the Acquisition Shares

3.1
The Consideration for the transfer of the Acquisition Shares shall be the issue and allotment by the Purchaser to the Shareholders or their nominees on Completion of the numbers of Consideration Shares set out opposite their respective names in Schedule 2.

3.2
The Consideration Shares shall be issued by the Purchaser credited as fully paid and non assessable and shall rank pari passu in all respects with the Stock Units in the capital of the Purchaser in issue at Completion.

3.3	The Consideration Shares shall, at the Completion Date represent 14.5% percent of the entire issued share capital of the Purchaser.

4.	Finance

4.1
The Initial Funding shall be used during the Interim Period to meet expenditure connected with setting up and establishing the Business. The Business Plan contains details of expenditure to be incurred during the Interim Period and Schedule 6 Part II identifies a detailed schedule of expenditure for which the Initial Funding may be used.

4.2
It is intended that the Initial Funding shall be transferred and made available to the Company in exchange for the Allotment Shares. Of the total Initial Funding the pound sterling equivalent of US$1,500,000 shall be applied on Initial Funding Completion in payment of the Issue Price for the Allotment Shares pursuant to Clause 5.

4.3
As and with effect from Initial Funding Completion, the Purchaser shall be represented by a single director on the board of directors of the Company, Malibu Representative, and the Purchaser shall be entitled to remove the same director and appoint a replacement at any time. Any subsequent appointment to the initial appointment and any removal shall be made by notice in writing served on the Company and shall take effect upon service of the notice. The Company shall take any and all actions necessary to approve such subsequent appointment. The Malibu Representative, or his duly appointed alternate, shall have the same right to attend Company board meetings and to call upon the board of the Company to convene meetings as the other directors and shall have the same rights of access to the Company’s accounts, records and papers as other directors. The board of directors shall meet regularly (as necessary by telephone conference call) during the Interim Period, and not less often than once a month. During the Interim Period the Malibu Representative (or his alternate) shall be a necessary attendee for a quorum and for the purposes of this Agreement the Company’s Articles of Association shall be deemed to have been amended accordingly.

4.4
The Purchaser intends to raise the Main Funding during the Interim Period through further private placements of Stock Units and undertakes with the Company with respect to such arrangements as follows:

4.4.1
to use its best endeavours to raise the Main Funding through private placements provided that, as the Company, the Shareholders, GAE and JP hereby acknowledge and accept, the outcome of such endeavours cannot be guaranteed by the Purchaser and is not underwritten by third parties;

4.4.2
that such private placements shall be solicited based on draft subscription agreements and shall be managed and administered in conformity with US securities laws and rules and regulations applicable to the issue and allotment of stock in corporations quoted on the Principal Market;

4.4.3	that in collaboration with its agents and representatives it will proceed diligently with actions required to achieve the Main Funding within the Interim Period;

4.4.4	that it will advise the Company as to progress with the Main Funding initiatives in response to requests for information;

4.4.5	that it will provide the Company with a draft copy of the private placement memorandum at least 2 Business Days before it is released to potential investors;

4.4.6
that it will incorporate reasonable amendments to the private placement memorandum requested by the Company’s directors before issuance to potential investors, unless such amendments would cause or could lead to a violation of any law or regulation; and

4.4.7	that as soon as practicable after receiving binding commitments for the full amount of the Main Funding it will advise the Company that such commitments have been received.

5.	Initial Funding Completion

5.1
Subject to a mutual agreement of, and entry into the Escrow Agreement by and between, SRFF and the Company’s Solicitors, Initial Funding Completion shall take place on the date of this Agreement at the offices of the Company’s Solicitors.

5.2
Prior to Initial Funding Completion the Purchaser shall transfer the Initial Funding by direct deposit to the Solicitor’s Bank Account pursuant to the terms of the Escrow Agreement. Upon Initial Funding Completion or as soon as practical thereafter, the Company shall cause the US dollar amount held in the Solicitor’s Bank Account to be converted to Pounds Sterling equivalent at such rate as may be available to the Company’s Solicitors, pursuant to their normal banking arrangements. Following such conversion, in accordance with the form of the Escrow Agreement, the Company’s Solicitors will arrange for the transfer of the Pounds Sterling amount to be transferred to the Company’s account by way of subscription for the Allotment Shares.

5.3	On Initial Funding Completion in consideration for and subject to the payment of the subscription price in accordance with Clause 5.2 above, the Company shall:

5.3.1	allot and issue to the Purchaser the Allotment Shares credited as fully paid;

5.3.2	deliver to the Purchaser a duly executed share certificate in respect of the Allotment Shares; and

5.3.3	deliver to the Purchaser a certified copy of the minutes of the meeting of its board of directors as referred to in Clause 5.4 below.

5.4	On Initial Funding Completion the directors of the Company shall hold a meeting at the offices of the Company’s Solicitors or a mutually agreed location to:

5.4.1	approve the allotment and issue to the Purchaser of the Allotment Shares;

5.4.2
instruct the secretary of the Company to enter the Purchaser into the register of members of the Company as the owner of the Allotment Shares and make the necessary returns to the Registrar of Companies.

The Purchaser shall, on Initial Funding Completion, subscribe in cash US$1,500,000 as consideration for the Allotment Shares.

The subscription price for each of the Allotment Shares shall be the Issue Price.

5.5
On or before Initial Funding Completion, the Purchaser shall appoint a Malibu Representative onto the board of directors of the Company, and the Company shall take any and all actions necessary to approve such appointment of the Purchaser appointed director to its board of directors.

5.6	The Shareholders and GAE and JP undertake with the Purchaser to procure that the Company complies with its obligations as set out in this Clause 5.

6.	Interim Period Management

6.1	The Parties mutually recognise the importance to the success of the Business of:

6.1.1
ensuring that the provisions of the Interim Funding Agreements are implemented in accordance with their terms and within the periods of time for the implementation of such provisions as identified in the Business Plan; and

6.1.2
signing the Completion Agreements during the Interim Period and implementing the provisions of such Completion Agreements to the extent such provisions are capable of being implemented within the Interim Period.

6.2
During the Interim Period the Company and its Business shall be actively and diligently managed with a view to achieving the objectives set out in the Business Plan by relevant milestone dates. In particular the Company:

6.2.1
shall incorporate and register in the UK the Subsidiaries having the legal capacity to construct, own and operate the contemplated businesses (subject to receiving the necessary licences and approvals);

6.2.2
shall use its best endeavours to identify and secure rights of long term tenancy by the Subsidiaries of sites for the construction and operation of the facilities necessary to the businesses contemplated in this Agreement and to submit all applications so as to enable construction and operation of these facilities to be commenced by the various dates for commencement set out in the Business Plan;

6.2.3
shall use best endeavours, so far as practicable, to identify and establish business relationships either through the Subsidiaries, or by the Company directly, with suitable suppliers of raw materials and customers for oilseed crush plant and enter into discussions with such suppliers and customers with a view to delivering the financial results projected in the Business Plan provided nevertheless that the Purchaser hereby acknowledges that such results are only projections; and

6.2.4
shall not establish any subsidiary companies other than the Subsidiaries and shall not enter into any joint ventures or other forms of partnership with any third parties unless approved by the Purchaser’s board of directors.

6.2.5
the Company shall only enter into any other arrangement or agreement with the intention of meeting the objectives set out in the Business Plan subject to the prior approval of the Company’s board of directors;

6.2.6
notwithstanding the requirements set forth in this clause 6.2.5, prior approval of the Company’s board of directors during the Interim Period shall not be required for the Company to enter into an arrangement or agreement provided that said arrangement or agreement (i) is entered into in the best interests of the Company with the intention of meeting the objectives set out in the Business Plan, (ii) individually is not valued in excess of £10,000 and shall not cause the Company to incur liabilities or expenditures in excess of £10,000, and (iii) in aggregate, any said arrangements or agreements, are not valued in excess of £30,000 and shall not cause the Company to incur liabilities or expenditures in excess of £30,000.

6.3
The directors and managers of the Company shall during the Interim Period dedicate sufficient working time to the management of the Company and its Business as may be required to deliver the objectives set out in the Business Plan by relevant milestone dates in accordance with the provisions of Clause 6.2 and during the Interim Period shall use their best endeavours to achieve the objectives set for the Business in the Business Plan..

6.4
Neither the Company, nor the Shareholders, nor GAE and JP shall during the Interim Period enter into any agreements or arrangements with third parties which would be prejudicial or likely to be prejudicial to the best interests of the Company and the future of the Business. The Completion Agreements and any other material contracts and undertakings between the Company, and/or its Subsidiaries shall be signed on a basis which ensures that the commitments and obligations of the Company and/or its Subsidiaries are made conditional upon Completion pursuant to this Agreement.

6.5	During the Interim Period the Company shall not create any mortgages, charges or liens, security interests over any Company assets without the consent of the Purchaser.

6.6
During the Interim Period the Company shall introduce and enforce proper and effective generally accepted accounting systems and procedures. All expenses, payments and outgoings made by the Company and the Subsidiaries shall be consistent with the provisions of the Business Plan and shall be restricted to payments of the type identified in Schedule 6.

6.7
During the Interim Period the Company shall introduce and implement policies and procedures for the proper and effective management of the Business by the Company's officers and employees, and by third parties instructed on behalf of the Company.  Such policies and procedures shall provide for the management of the Business following Completion and to the extent feasible during the Interim Period for management, in compliance with all relevant laws and regulations and in accordance with best practice corporate governance and relevant social obligations, including US laws governing the conduct of business by US registered companies and their subsidiaries, and US Securities Exchange Commission’s rules and regulations.

6.8
During the Interim Period the Company shall cause monthly Management Accounts to be prepared containing full details of income and expenditure and shall submit the same to its board of directors. The Management Accounts shall fairly and accurately represent the liabilities of the Company and shall be prepared in substantial accordance with US generally accepted accounting principles consistently applied. Not less than 7 Business Days prior to Completion the Company shall forward to the Purchaser a final set of Management Accounts.

6.9
The Shareholders and GAE and JP expressly undertake and covenant with the Purchaser to procure that the Company and the directors and managers complies with and performs its, and or their, obligations as set out in this Clause 6. The Purchaser acknowledges that, with respect to those of the Company’s obligations which are expressed as best efforts obligations, the Shareholders and GAE and JP shall be deemed to have fulfilled and/or discharged their obligation to procure such compliance and/or performance by the Company provided they can demonstrate that they themselves have made best efforts to procure compliance and performance by the Company. Any reasonable costs and expenses incurred by the Shareholders and GAE and JP in discharging their obligations to the Company pursuant to this Clause 6.9, not covered by separate expense arrangements with the Company, shall be reimbursed by the Company.

6.10	Prior to or upon Completion, the Company shall deliver the Company Financial Statements.

6.11
During the Interim Period the Purchaser shall be actively and diligently managed with a view to achieving the objectives set out in the Purchaser’s Business Overview Section set forth in its Registration Statement filed with the SEC on Form SB-2 on August 4, 2006; in particular, the Purchaser shall use the net proceeds from sales of its Stock Units, net of the Initial Funding, for general corporate purposes and working capital; notwithstanding the foregoing, during the Interim Period the Purchaser shall not incur liabilities or expenditures in excess of $150,000.

7.	Purchaser’s Termination Right

  If during the third and fourth months of the Interim Period the Purchaser, in its absolute discretion, decides that the prospects for success of the Business do not justify proceeding to Completion, the Purchaser shall so advise the Company, the Shareholders and GAE and JP in writing, and following such advice shall be entitled at any time during such third and fourth months of the Interim Period, to terminate this Agreement in accordance with Clause 16.2.

8.	Completion

8.1	Completion shall be conditional upon:

8.1.1	the Purchaser being satisfied with the prospects for the Business in accordance with Clause 7 and its not having served a notice terminating this Agreement pursuant to Clause 16.2;

8.1.2	the Purchaser raising the Main Funding through the private placement of Stock Units equal to or more than the amount of the Main Funding;

8.1.3	all documents or copies of documents required to be executed and delivered to the Purchaser hereunder having been so executed and delivered;

8.1.4
all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Company, the Shareholders or GAE and JP at or prior to the Completion having been complied with or performed; and

8.1.5	there not having occurred:

(a)
any material adverse change in the financial position or condition of the Company, its liabilities or the assets of the Company or any damage, loss or other change in circumstances materially and adversely affecting the Company, the Business or the assets of the Company or the Company’s right to carry on the Business, other than changes in the ordinary course of business, none of which has been materially adverse; or

(b)
any damage, destruction, loss or other event, including changes to any laws or statutes applicable to the Company or the Business (whether or not covered by insurance) materially and adversely affecting the Company, the Business or the assets of the Company;

8.1.6	the transactions contemplated hereby having been approved by any regulatory authorities having jurisdiction over the transactions contemplated in this Agreement, if applicable;

8.1.7
there being no disclosures in any draft Disclosure Letter delivered to the Purchaser on or before the Completion Date which will have, or may be likely to have, a material adverse effect upon the value of the Company and or the Business or which would be likely to adversely effect the Company’s ability to deliver the Business Plan or which have the effect of altering or amending any of the Company’s, the Shareholders’ and or GAE and JP’s obligations or commitments pursuant to this Agreement..

8.1.8	the delivery of the Company Financial Statements pursuant to Clause 6.11.

8.1.9
the delivery of the Voting Trust Agreements entered into by the shareholders of the Purchaser holding in aggregate at least 10.5% of the issued and outstanding Stock Units on the Completion Date (the “10.5% Shareholders”), a form of which is annexed hereto as Exhibit I; such that the Purchaser will arrange for the 10.5% Shareholders to enter into a Voting Trust Agreement with SRFF giving the Purchaser’s Majority Directors, the right to vote the shares held by the 10.5% Shareholders during the 12 month period from the Completion Date in favor of any resolution presented to all of the shareholders of Malibu in accordance with the directions of the Purchaser’s Majority Directors.

8.1.10	the delivery by the Purchaser of the Lock-up Agreements entered into by the 10.5% Shareholders, a form of which is annexed hereto as Exhibit II;

8.1.11
the delivery by the Purchaser to the Company in a reasonable manner of a confirmation that the Stock Units have been approved for listing on the Principal Market (effectiveness of Form 211 application); and

8.1.12	simultaneous transfer of the Remaining Shares pursuant to the Supplementary Agreement.

8.2
Completion shall take place on a date to be agreed between the Parties being a date which shall be not earlier than two Business Days and not later than ten Business Days after the date when all of the above conditions precedent have been fulfilled. If the Parties fail to agree upon a date which is within the ten Business Day period, Completion shall take place on a date which shall be fifteen Business Days after fulfillment of all of the conditions precedent to Completion.

8.3
If Completion has not occurred within a period of five months from the date hereof due to non fulfillment of any one or more of the conditions precedent to Completion set out in Clause 8.1 above and the Purchaser has not served a notice pursuant to 16.2, then:

8.3.1
the Purchaser shall be entitled to serve notice on the Company and the Shareholders calling upon them to meet and discuss actions which can be taken to fulfill the outstanding condition or conditions precedent which is or are preventing Completion from taking place; and

8.3.2	the Company shall be entitled to serve an equivalent notice to the notice described in 8.3.1 on the Purchaser.

8.4
Following service of a notice pursuant to Clause 8.3 the Parties and or their representatives shall meet to discuss, in good faith, actions which can be taken to resolve the difficulties which are preventing Completion from taking place. If the Parties either have not met or have not resolved such difficulties within a period of twenty five Business Days from the date of service of a Clause 8.3 notice they shall be entitled to serve notice terminating this Agreement in accordance with Clause16.3.

8.5	On Completion, which shall take place at the offices of the Company’s Solicitors:

8.5.1
each of the Shareholders shall transfer his respective Acquisition Shares with full title guarantee, free from all Encumbrances and together with all rights that attach, or may in future attach, to them including the right to receive all dividends and distributions declared, made or paid on them on or after the date of this Agreement; and

8.5.2	each of the Shareholders shall deliver or cause to be delivered to the Purchaser the following:

(a)	a duly signed share transfer form into the name of the Purchaser representing the Acquisition Shares set out opposite his name in Schedule 2; and

(b)	the share certificates for the Acquisition Shares or an indemnity in respect thereof.

8.5.3	the Company shall deliver the certificate of incorporation and the statutory books (including the minute books of the Company);

8.5.4	the Company, the Shareholders and GAE and JP shall deliver the final Disclosure Letter in the form of the draft accepted by the Purchaser to the Purchaser; and

8.5.5	the Company shall deliver minutes of a meeting of the directors of the Company approving the transfers of the Acquisition Shares for registration in the name of the Purchaser.

8.6	On Completion, the Purchaser shall:

8.6.1	deliver to each of the Shareholders a stock certificate in respect of the Consideration Shares to which each Shareholder is entitled;

8.6.2
produce to the Shareholders a certified copy of the resolution of the board of the Purchaser authorising the allotment and issue of the Consideration Shares to the Shareholders and appointing Gordon Alan Ewart, Jon Penton, Iestyn Morgan and Mark Ian Paulson as directors of the Purchaser; and

8.6.3	a copy of the duly executed Business Transfer Agreement.

9.	Restriction Provisions on Transfer/Sale of the Stock Units

9.1
Each Shareholder agrees not to dispose of any of the Consideration Shares within a period of two years from Completion Date, save pursuant to an offer made to all the holders of Stock Units in the Purchaser and thereafter only to dispose of Consideration Shares in accordance with the provisions of this Clause 9.

9.2
After the two year period referred to in clause 9.1 has elapsed, each Shareholder will be able to dispose of his Consideration Shares free of any restrictions imposed by this Agreement, but subject to such restrictions as shall apply under US Securities laws or regulations.

9.3	Notwithstanding the restrictions set out in Clauses 9.1 and 9.2, each Shareholder agrees not to dispose of any of the Consideration Shares so as to contradict the provisions set forth in Clause 14.

9.4
The Purchaser agrees not to dispose of any of the Allotment Shares or the Acquisition Shares before two years save pursuant to an offer made to all the holders of Shares and thereafter the Purchaser shall be free to dispose of the Allotment Shares and the Acquisition Shares subject to such restrictions as shall apply under US Securities laws or regulations.

9.5	Notwithstanding the restrictions set out in clause 9.4, the Purchaser agrees not to dispose of any Allotment Shares or Acquisition Shares so as to contradict the provisions of clause 14.3.

9.6
Each director and officer of the Purchaser as of the date of this Agreement, agrees not to dispose of any of the Stock Units beneficially owned by such director or officer within a period of twenty four months from the Completion Date, save pursuant to an offer made to all the holders of Stock Units in the Purchaser and thereafter only to dispose of Consideration Shares in accordance with the provisions of this Clause 9.

9.7
Each director and officer of the Purchaser as of the date of this Agreement, agrees to vote all Stock Units over which he/she has voting control of during the 12 month period from the Completion Date (the “Term”) in favor of any resolution presented to the shareholders of the Purchaser in accordance with the directions of the Purchaser’s Majority Directors or as otherwise may be required by the applicable SEC or Principal Market rules or regulations.

10.	Directors

On Completion and for a twenty four month period thereafter shareholders of the Purchaser (excluding the Shareholders and the Remaining Shareholders) holding in the aggregate not less than 25% of the total issued share capital of the Purchaser shall have the right to nominate, appoint and remove two directors to the board of directors of the Purchaser, in accordance with the Purchaser’s state of incorporation’s and the SEC laws and regulations. During the twelve month period each of the Shareholders agrees to exercise all votes exercisable by each of them as a director and/or shareholder of the Purchaser in favour of the appointment as directors of the Purchaser as shall be nominated pursuant to this provision.

11.	Warranties and Purchaser Warranties

11.1
The Shareholders and GAE and JP jointly and severally warrant to the Purchaser that each of the statements set out in Part I of Schedule 4 is true and accurate in all respects as of the date of this Agreement.

11.2
Immediately prior to Completion, the Shareholders and GAE and JP shall be deemed to have jointly and severally warranted to the Purchaser, subject to those matters fully and fairly disclosed in the Disclosure Letter, based on the facts in existence at that time, that each of the Warranties in the form set out in Part 2 of Schedule 4 is true and accurate as at the Completion Date.

11.3
Immediately prior to Completion, the Purchaser shall warrant to the Shareholders and GAE and JP that each of the statements set out in Schedule 5 is true and accurate in all respects as at the Completion Date.

11.4	Each of the Shareholder’s and GAE’s and JP’s liability for the Warranties shall be limited as set out in Clause 12.

11.5	The Purchaser’s liability for the Purchaser’s Warranties shall be limited as set out in Clause 13.

12.	Limitations on Claims

12.1
Neither the Shareholders nor GAE and JP shall be liable in respect of any Claim unless and until they shall have received from the Purchaser written notice containing details of the relevant Claim including the amount of the Claim and full details of the matter or default which gives rise to the Claim on or before the first anniversary of this Agreement.

12.2
Any Claim shall (if not previously satisfied, withdrawn or settled) be deemed to have been withdrawn and waived by the Purchaser unless legal proceedings in respect of such Claim have been commenced (by being both issued and served on the Company) within twelve months of the notification of such Claim to the Company.

12.3
Neither the Shareholders nor GAE and JP shall not be liable in respect of any Claim unless the amount of their liability in respect of an individual Claim exceeds £25,000 (in which event, they shall be liable for the whole amount of such Claim and not only the excess over such amount).

12.4
Notwithstanding any other provision of this Agreement the individual liability of each of the Shareholders and GAE and JP shall not in any circumstances exceed £100,000. Individually and collectively their liability in the aggregate shall not in any circumstances exceed £300,000.

12.5
The Purchaser shall not be entitled to recover damages in respect of any Claim for breach of a Warranty or otherwise obtain reimbursement or restitution more than once in respect of any one breach of that Warranty arising out of or in connection with the same circumstances.

12.6	Neither the Shareholders nor GAE and JP shall be liable in respect of any Claim:

(a)	to the extent that recovery is made by the Purchaser or the Company under any policy of insurance; or

(b)	to the extent that the Purchaser or the Company have already obtained reimbursement or restitution in respect of such claim from any third party.

13.	Limitations on Purchaser Warranty Claims

13.1
The Purchaser shall not be liable in respect of any Claim unless and until it shall have received from the Shareholders and GAE and JP written notice containing details of the relevant Claim including the amount of the claim and full details of the matter or default which gives rise to the claim on or before the first anniversary of the Completion Date.

13.2
Any Claim shall (if not previously satisfied, withdrawn or settled) be deemed to have been withdrawn and waived by the Shareholders and GAE and JP unless legal proceedings in respect of such Claim have been commenced (by being both issued and served on the Purchaser) within twelve months of the notification of such Claim to the Purchaser pursuant to Clause 13.1.

13.3
The Purchaser shall not be liable in respect of any Claim unless the amount of the liability of the Purchaser for such Claim exceeds £25,000 (in which event, the Purchaser shall be liable for the whole amount of such claim and not only the excess over such amount).

13.4	Notwithstanding any other provision of this Agreement the aggregate liability of the Purchaser under this Agreement shall not in any circumstances exceed £300,000.

13.5
Neither the Shareholders, GAE, JP nor the Company shall be entitled to recover damages in respect of any Claim for breach of a Warranty or otherwise obtain reimbursement or restitution more than once in respect of any one breach of that Warranty arising out of or in connection with the same circumstances.

13.6	The Purchaser shall not be liable under this Agreement in respect of any Claim:

(a)	to the extent that recovery is made by the Purchaser, the Company, the Shareholders or GAE and JP under any policy of insurance; or

(b)	to the extent that the Company, the Shareholders or GAE and JP have already obtained reimbursement or restitution in respect of such claim from any third party.

14.	US Security Act Provisions,

14.1
Each of the Shareholders agrees, and undertakes to procure that any nominee appointed by him pursuant to Clause 3.1 shall agree, that they are acquiring the Consideration Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Consideration Shares issued to it (other than pursuant to an effective Registration Statement under the Securities Act of 1933, as amended) directly or indirectly subject to any other restrictions and limitations set forth in this Agreement unless:

(a)	the sale is to the Purchaser;

(b)	the sale is made pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144 thereunder;

(c)	the sale is made pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Regulation S promulgated thereunder; or

(d)
the Consideration Shares are sold in a transaction that does not require registration under the Securities Act of 1933, as amended, or any applicable United States state laws and regulations governing the offer and sale of securities, and the vendor has furnished to the Purchaser an opinion of counsel to that effect or such other written opinion as may be reasonably required by the Purchaser.

14.2	Each of the Shareholders acknowledges that the certificates representing the Consideration Shares shall bear the following legend:

NO SALE, OFFER TO SELL, OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE MADE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, IN RESPECT OF SUCH SHARES IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT IS THEN IN FACT APPLICABLE TO SAID SHARES.

14.3
The Purchaser agrees that it is subscribing for acquisition of the Allotment Shares and the Acquisition Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Allotments Shares or Acquisition Shares issued or transferred to them (other than pursuant to an effective Registration Statement under the Securities Act of 1933, as amended) directly or indirectly unless:

(a)	the sale is made pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144 thereunder;

(b)	the sale is made pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Regulation S promulgated thereunder; or

(c)
the Allotment Shares or Acquisition Shares are sold in a transaction that does not require registration under the Securities Act of 1933, as amended, or any applicable United States state laws and regulations governing the offer and sale of securities, and the vendor has furnished to the Company an opinion of counsel to that effect or such other written opinion as may be reasonably required by the Purchaser.

14.4	The Purchaser acknowledges that the certificates representing the Allotment Shares and the Acquisition Shares shall bear the following legend:

NO SALE, OFFER TO SELL, OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE MADE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, IN RESPECT OF SUCH SHARES IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT IS THEN IN FACT APPLICABLE TO SAID SHARES.

15.	Taxation

15.1
The Parties intend that the acquisition of the Acquisition Shares in exchange for the Consideration Shares shall be a “tax free” exchange transaction pursuant to Section 368 (a)(i)(b) of the Internal Revenue code of the United States of America.

15.2
The Parties acknowledge that stamp duty of 0.5% will be payable on the stock transfer forms transferring the Acquisition Shares to the Purchaser and that such stamp duty will be payable by the Purchaser. The Company shall however provide reasonable assistance to the Purchaser in connection with the submissions to HM Inland Revenue relating to the assessment of such duty.

16.	Termination

16.1
This Agreement shall come into effect on the date hereof and subject to termination pursuant to Clauses 16.2, 16.3, or 16.4 below shall continue in effect until all of the respective obligations of the Parties have been fully discharged.

16.2
If pursuant to Clause 7, the Purchaser decides that it is unable or unwilling to proceed to Completion and has so advised the Company and the Shareholders in writing in accordance with Clause 7, it shall be entitled to terminate this Agreement forthwith by service of a notice in writing on the Company, the Shareholders, GAE and JP.

16.3
If Completion has not taken place within five months of the date hereof and the Parties have not resolved the difficulties preventing Completion taking place pursuant to Clause 8.3 and 8.4, they shall be entitled to terminate this Agreement forthwith by service of a notice in writing on the other Parties.

16.4
If prior to Completion the Shareholders, the Company and/or GAE and JP are in breach of any of the terms or conditions of this Agreement, or fail to comply in any material respect with any of its or their covenants or undertakings as set out in this Agreement, the Purchaser shall be entitled to serve notice on the Company requiring it the Shareholders and/or GAE and JP (as the case may be) to comply with such covenants and undertakings within a period of twenty eight calendar days from the date of service of the notice and if the Shareholders, the Company and/or GAE and JP fails to rectify such breach or failure within the period of twenty eight calendar days specified in the notice by the Purchaser, the Purchaser shall be entitled to terminate this Agreement forthwith by service of a further notice in writing on the Company, the Shareholders and/or GAE and JP.

16.5
If this Agreement is terminated pursuant to Clause 16.2, 16.3, or 16.4 above, the Parties shall have no liability to each other for any claims, losses, damages or expenses suffered or incurred prior to or following termination of this Agreement except and to the extent that such claims, losses, damages or expenses are attributable to a breach or material failure by one or more of the Parties in which case the Party responsible for such breach or material failure shall have liability to the Party making such claim or incurring such losses, damages or expenses.

16.6
The Parties’ rights to make claims and or recover losses or damages, attributable to a breach of this Agreement or attributable to a material failure by one or more of the other Parties to discharge their respective obligations pursuant to this Agreement including but not limited to claims in respect of Warranties shall continue notwithstanding termination pursuant to Clauses 16.2, 16.3 or 16.4 above.

17.	Entire Agreement

This Agreement and the documents annexed to it represent the entire agreement between the Parties relating to the transactions contemplated by this Agreement and supersede all previous agreements between the Parties relating to those transactions and each Party acknowledges that it does not rely on any statement, representation, assurance or warranty of any person (whether a Party to this Agreement or not) other than as expressly set out in this Agreement. Each Party agrees and undertakes to the other Parties that the only rights and remedies available to it arising out of or in connection with this Agreement or its subject matter shall be solely for breach of contract.

18.	Third Party Rights

This Agreement and the documents referred to in it are made for the benefit of the Parties and their successors and permitted assignees and are not intended to benefit, or be enforceable by, anyone else.

19.	Notices

19.1
The Shareholders and GAE and JP and each of them, as they hereby acknowledge and accept, shall be deemed to have received copies of all notices served pursuant to this Agreement provided that they have been served upon the Company. All notices served on the Company shall be addressed to the Company Secretary at its registered office at the following address:

To the Company:	C/O Hunton & Williams
30 St. Mary Axe
London EC3A 8EP

19.2
The Purchaser as it hereby acknowledges and accepts shall be deemed to have received copies of all notices served pursuant to this Agreement provided that they have been served upon and addressed to the Purchaser at the following address:

To the Purchaser	Suite 510 - 999 West Hastings Street
Vancouver British Columbia
Canada A1 V6C 2W2

With a copy to:	Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, NY 10018 Attention: Richard A. Friedman Telephone: (212) 930-9700 Facsimile: (212) 930-9725

19.3
Any notice or other document to be served under this Agreement may be delivered by hand or sent by first class recorded delivery post to the Party to be served at its address appearing in this Agreement or at such other address as it may have notified to the other Parties in accordance with this clause.

19.4	All notices set out pursuant to this Agreement shall take effect:

19.4.1	if delivered by hand, upon delivery;

19.4.2	if posted, at 10 a.m. on the second Business Day after posting or if posted to an address in another country at 10 a.m. on the fifth Business Day after posting.

19.5
In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid first class recorded delivery letter or that the telex or facsimile message was properly addressed and dispatched and the correct answerback or identity code is received as the case may be.

20.	General

20.1	Each of the obligations and undertakings set out in this Agreement which is not fully performed at Completion will continue in force after Completion.

20.2	None of the Parties shall be entitled to assign or transfer its rights or obligations under this Agreement without the prior written consent of the other Parties.

20.3
Any announcements concerning the transaction provided for in this Agreement by or on behalf of the Shareholders and GAE and JP, the Purchaser or the Company shall be subject to the approval of the other Parties except that the approval of the Shareholders and GAE and JP and/or the Company shall not be required as to (i) any statements or information which the Purchaser submits to its stockholders, or (ii) any statements, reports, publications or disclosures, including applicable filings with the US Securities and Exchange Commission, that the Purchaser is required to make pursuant to any applicable state or federal laws or regulations or (iii) any statements reports or disclosure that the Purchaser is required to make pursuant to any applicable state or federal court order, subject to any applicable limitations and privileges.

20.4
Following signature of this Agreement the Purchaser shall have no liability to pay for any expenses incurred by the Company including the fees of advisors, agents, lawyers (save in respect of fees incurred in the preparation and negotiations of this Agreement), and accountants employed by the company and or the Shareholders except as separately agreed by the Purchaser.

20.5
Time shall be of the essence of this Agreement both as regards dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by variation or amendment to this Agreement.

20.6
Notwithstanding any provision herein to the contrary, the Parties agree that the existence and terms of this Agreement are confidential and that if this Agreement is terminated pursuant to Clause 16 or otherwise, the Parties agree to return to one another any and all financial, technical and business documents delivered to the other party or parties in connection with the negotiation and execution of this Agreement and shall keep the terms of this Agreement and all information and documents received from the Company and the Purchaser and the contents thereof confidential and not utilise nor reveal or release same, provided, however, that the Purchaser will be required to issue a news release regarding the execution and consummation of this Agreement and file a Current Report on Form 8-K with the Securities and Exchange Commission respecting the proposed Completion contemplated hereby together with such other documents as are required to maintain the currency of the Purchaser’s filings with the Securities and Exchange Commission.

21.	Non Compete

The Shareholders and GAE and JP will not and will procure that no company or business enterprise in which they have an interest whether directly or indirectly, will during the period of three years, directly or indirectly, carry on business in competition with the Purchaser, including the Company and its subsidiaries. The Shareholders and GAE and JP acknowledge that this restriction is reasonable and necessary for the protection of the interests of the Purchaser, but if it shall be held to be void but would be valid if deleted in part or reduced in its application territorially or in time, such restrictions shall apply modified as may be necessary to make it valid and enforceable.

22.	Counterparts

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts (which may be facsimile copies) but shall not be effective until each of the parties has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute but one and the same instrument.

23.	Governing Law and Jurisdiction

This Agreement shall be governed by and interpreted in accordance with English law and the parties hereto submit to the exclusive jurisdiction of the English courts.

[Remainder of Page Left Intentionally Blank]

AS WITNESS WHEREOF this Agreement has been signed by and on behalf of the Parties the day and year first before written.

SIGNED for and on behalf of	)
MALIBU MINERALS, INC.	)
	)	By: ________________________
James Laird
Chief Executive Officer

SIGNED for and on behalf of	)
FLEX FUELS ENERGY LIMITED	)
	)	By: ________________________
Gordon Alan Ewart
Director

SIGNED by	)
Iestyn Morgan	)

SIGNED by	)
Mark Ian Paulson	)

SIGNED by	)
Gordon Alan Ewart	)

SIGNED by	)
Jon Penton	)

Schedule 1

Details of the Company

Name	FLEX FUELS ENERGY LIMITED
Registered Number	6003328
Authorised Share Capital	2,000 shares of £0.10 each
Issued Share Capital	1,700
Directors	Gordon Alan Ewart Jon Penton
Secretary	Gordon Alan Ewart
Charges	None

Schedule 2

Details of the Shareholders

Name	Address	No. of Acquisition Shares	No. Consideration Shares
Iestyn Morgan		452	6,606,887
Mark Ian Paulson		172	2,516,908

Schedule 3

Details of the Purchaser

Name	MALIBU MINERALS, INC.
Registered Number	********* (IRS Employer Identification Number)
Issued Stock Units at date of Completion	62,922,734
Directors	Jim Laird, Tom Barr
Secretary	Jim Laird
Charges	None

Schedule 4

Shareholders Warranties

Part I

Warranties

The Shareholders and GAE and JP (hereinafter in this Schedule collectively referred to as “Warrantors”) hereby jointly and severally warrant in all material respects and represent to the Purchaser with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that as of the date of the Agreement:

1.	The Company - Company Status and Capacity

1.1	The Company is a company duly incorporated and validly subsisting under the laws of England and Wales;

1.2	The Company has the legal power, capacity and authority to own its assets and to carry on the Business and to enter into and complete this Agreement; and

1.3	The details of the Company set out in Schedule 1 are true and accurate in all respects.

2.	The Company - Capitalisation

2.1
The authorized Share Capital of the Company consists of 2,000 ordinary shares of £0.10 each of which 1,700 shares (being the Acquisition Shares) have been issued to the Shareholders and the Remaining Shareholders and are credited as fully paid. The Allotment Shares will, on issue and allotment, be free from Encumbrances and the Acquisition Shares are, at the date of this Agreement, and will remain on Completion free from Encumbrances save in the case of the Allotment Shares, for the preemptive rights attached to such shares in the Company’s Articles of Association which have been waived by the Shareholders to allow for allotment of the Allotment Shares.

2.2
No legal person, firm or corporation has any agreement, option, warrant or any other right capable of becoming an agreement, option, warrant pre-emptive right (other than those set out in the Companies Act 1985 (as amended), or right for the acquisition of the Shares held by the Shareholders or for the purchase, subscription or issuance of any of the unissued shares in the capital of the Company.

3.	The Company Records

3.1	The Memorandum and Articles of Association of the Company have not been altered since its incorporation date, except as filed in the statutory books of the Company and;

3.2
The minute books of the Company are complete in all material respects and each of the minutes contained therein accurately reflect in all material respects the actions that were taken at a duly called and held meeting or by consent without a meeting. The Company is not in violation or breach of, or in default with respect to, any term of its Memorandum and Articles of Association. The statutory books and records of the Company have been kept up to date and maintained in accordance with the requirements of the laws of England and Wales. All necessary filings have been made to the relevant authorities or organisations with responsibility for regulation.

4.	Directors and Employees

The directors of the Company are Gordon Alan Ewart, Jon Penton, Iestyn Morgan and Mark Paulson. The remuneration paid to the directors are as set out in the contracts with the Company as disclosed to the Purchaser. Except as disclosed to the Purchaser the directors are not in receipt of any remuneration or benefits of any kind from the Company, or for which the Company is or may be made responsible and the level of their remuneration remain fixed for the duration of the interim period. There are no employees of the Company and other than the remuneration to be paid to the directors as referred to above, the Company does not have any responsibility to pay for the services of any third parties acting as consultants to the Company or in any other capacity except as disclosed.

5.	Trading

The Company is not and has not since its date of incorporation been a party to any agreement or obligation which is of an unusual or abnormal nature or outside the ordinary and normal course of business or which is not of an entirely arms length nature.

6.	Execution and Performance of Agreement

The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorised by all necessary corporate action on the part of the Company and;

(i)
does not violate the Memorandum or Articles or Association of the Company or result in any material breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which the Company is a party,

(ii)	give any person any right to terminate or cancel any material agreement including any right or rights enjoyed by the Company and its Subsidiaries,

(iii)	result in any alteration of the Company's and its Subsidiaries’ obligations under any agreement to which the Company and or its Subsidiaries is a party to,

(iv)	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the Company’s assets,

(v)	result in the imposition of any tax liability to the Company, nor violate any court order or decree to which either the Company is subject;

Part II

Warranties

Each of the Warrantors hereby jointly and severally warrant in all material respects and represent to the Purchaser with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that as of the Completion Date:

1.	Part I Warranties

The statements set out in Part I of this Schedule 4 relating to the Company remain true and accurate in all material respects except that the Company has pursuant to the terms of this Agreement issued and allotted the Allotment Shares and has entered into employment contracts and made appointments and or engaged the services of various individuals as disclosed to the Purchaser and has entered into the Completion Agreements.

2.	Records and Financial Statements

2.1	The Memorandum and Articles of Association of the Company have not been altered since its incorporation date, except as filed in the record books of the company.

2.2
The minute books of the Company and its Subsidiaries are complete in all material respects and each of the minutes contained therein accurately reflect in all material respects the actions that were taken at a duly called and held meeting or by consent without a meeting.

2.3	Neither the Company nor its Subsidiaries is in violation or breach of, or in default with respect to, any term of its memorandum and articles of association.

2.4	The statutory books and/or records of the Company and its subsidiary are up to date and maintained in accordance with good practice.

3.	Subsidiary Companies

The Company has incorporated the Subsidiaries in England and Wales in accordance with the provisions of relevant legislation. There are no other companies or undertakings in which the Company has an interest and no contracts or arrangements in existence or under consideration for the Company to acquire an interest in any other companies or undertakings. The Subsidiaries are duly authorized to carry on the Business. The nature of the Business does not require the Subsidiaries to register or be qualified to carry on business in any other jurisdiction.

4.	Litigation

4.1
Neither the Company nor any of its Subsidiaries are engaged in any material litigation or arbitration, prosecution or other legal proceedings and after making due and careful enquiries there are no facts which are likely to give rise to any such proceedings.

5.	The Company - Records and Management Accounts and Financial Statements

5.1
The Management Accounts accurately present, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company as of the date thereof and have been prepared in substantial accordance with generally accepted accounting principles consistently applied.

5.2
There are no material liabilities, contingent or otherwise, of the Company which are not reflected in the Management Accounts except those incurred in the ordinary course of business since the date of the last Management Accounts, and the Company has not guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation;

5.3
All of the bank accounts of the Company and its Subsidiaries, their locations, numbers and authorised signatories have been disclosed to the Purchaser and except as disclosed the Company and its Subsidiaries have no other bank accounts.

5.4	No dividends or other distributions on any shares in the capital of the Company have been made, declared or authorised since the date of the last Management Accounts.

5.5
No payments of any kind have been made or authorised since the date of the last Management Accounts to or on behalf of the Warrantors or to or on behalf of officers, directors, shareholders or employees of the Company or under any management agreements with the Company, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them.

5.6	There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting the Company, except as set forth in the last Management Accounts.

5.7	Since the date of the last Management Accounts:

(i)
there has not been any material adverse change in the consolidated financial position or condition of the Company, its liabilities or the Company assets or any damage, loss or other change in circumstances materially affecting the Company, the Business or the Company’s assets or the Company’s right to carry on the Business, other than changes in the ordinary course of business;

(ii)	there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting the Company, the Business or the Company’s assets;

(iii)
there has not been any increase in the compensation payable or to become payable by the Company to the Warrantors or to any of the Company 's officers, employees or agents or any bonus, payment or arrangement made to or with any of them;

(iv)	the Business has been and continues to be carried on in the ordinary course;

(v)	the Company has not waived or surrendered any right of material value;

(vi)	the Company has not discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business, and

(vii)	no capital expenditures in excess of US $10,000 individually or US $30,000 in total have been authorised or made.

5.8
The Company is not indebted to the Warrantors nor to any director or officer of the Company or any connected person except in respect of bona fide business transactions incurred in the normal course of business and no Shareholder, director or officer is under any financial obligation to the Company except for advances in the normal course of business.

5.9
The Company Financial Statements, and to the extent required the Financial Statements, are true and accurate in all material respects and that the Company Financial Statements have been audited for the period from inception to December 31, 2006, by an independent registered certified public accounting firm who is registered with, and has audited the Company Financial Statements in accordance with the standards of, the Public Company Accounting Oversight Board (United States of America), and that the Financial Statements for the three month period ended March 31, 2007, if required, have been reviewed in accordance with the PCAOB and in conformity with accounting principles generally accepted in the US.

6.	The Company - Income Tax Matters

6.1
All tax returns and reports of the Company and its Subsidiaries required by law to be filed have been filed and are true, complete and correct in all material respects, and any taxes payable in accordance with any return filed by the Company or its Subsidiaries or in accordance with any notice of assessment or reassessment issued by any taxing authority have been paid when due.

7.	The Company - Applicable Laws and Legal Matters

7.1
The Company and its Subsidiaries have complied with the laws of England and Wales are not in material breach of any such laws. The Company and or its Subsidiaries holds all material licenses and permits as may be requisite for carrying on the Business which licenses and permits have so far as the Warrantors and the Company are aware been in all material respects maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the Business.

7.2
Neither the Company nor its Subsidiaries have been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which applies to them the violation of which would have a material adverse effect on the Business, and, to the best of the Company, its Subsidiaries and the Warrantor’s knowledge, neither the Company nor its Subsidiaries are in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse impact on the Business.

7.3
There is no material litigation or administrative or governmental proceeding pending against or relating to the Company or its Subsidiaries or the Business nor do the Warrantors have any knowledge of any deliberate act or omission of the Company or its Subsidiaries that would form any material basis for any such action or proceeding.

7.4
Neither the Company nor its Subsidiaries have made any voluntary assignment or proposal under applicable laws relating to insolvency and so far as the Company, and the Warrantors are aware no insolvency petition has been filed or presented against the Company or any of its Subsidiaries and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of the Company or any of its Subsidiaries and neither the Company nor its Subsidiaries are aware of any circumstances which could give rise to such orders or resolutions.

7.5
Neither the Company nor its Subsidiaries are a party to any collective agreement relating to the Business with any labour union or other association of employees and no part of the Business has been certified as a unit appropriate for collective bargaining or has made any attempt in that regard.

7.6
Neither the Company nor its Subsidiaries are a party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein.

8.	The Company Assets - Ownership and Condition

8.1
Neither the Warrantors nor any other person, firm or corporation own any assets used by the Company and or its Subsidiaries in operating the Business which are material to the Company and or its Subsidiaries.

8.2
The Company and its Subsidiaries are the legal and beneficial owners of their respective assets from and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever.

8.3	No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the assets of the Company or its Subsidiaries.

8.4	The Company and/or its Subsidiaries maintain public liability insurance and insurance against loss or damage to the Company’s and/or its Subsidiaries’ assets.

8.5
There has not been any default in any material obligation of the Company and/or its Subsidiaries or any other party to be performed under any contract material to the Company or its Subsidiaries and the Company, and the Warrantors are not aware of any default in the obligations of any other party to any of the contracts material to the Business.

8.6
There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of the Company and/or its Subsidiaries. Neither the Company nor its Subsidiaries are obliged to pay benefits or share profits with any employee after termination of employment except as required by law.

9.	The Company Assets - The Company Goodwill and Other Assets

9.1
The Company and its Subsidiaries carry on the Business under the names “FLEX FUELS ENERGY LIMITED”, “FLEX FUEL TRADING LIMITED”, and “FLEX FUEL REFINERIES LIMITED” and variations thereof and under no other business or trade names. The Warrantors do not have any knowledge of any infringement by the Company of any patent, trademark, copyright or trade secret;

9.2
Except for the Subsidiaries the Company does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.

9.3
Since the date of the last Management Accounts the business has been carried on in the ordinary course and the Company has not entered into any material agreement or commitment except in the ordinary course.

10.	The Company - Health and Safety

So far as the Warrantors are aware, the Company and/or its Subsidiaries has complied in all material respects with the requirements of all health and safety legislation operative in United Kingdom and the other jurisdictions in which the Company operates. There are no outstanding claims or matters which represent a breach of such laws and the Warrantors are not aware of any circumstances or events which could rise to such claims.

Schedule 5

Purchaser’s Warranties

Except as set forth in the Attachments to this Schedule (the “Attachment Schedules”) which Attachment Schedules shall be deemed a part hereof and to qualify any representation or warranty otherwise made herein to the extent of such disclosure, and except as set forth in the SEC Reports, the Purchaser hereby makes the representations and warranties set forth below to the Company, each of the Shareholders, GAE and JP.

1.	Corporate Matters

1.1
The Purchaser has full power and authority to enter into and perform this Agreement and any agreement or document to be entered into by the Purchaser pursuant to this Agreement. This Agreement and the other documents to be executed by the Purchaser pursuant to this Agreement constitute or, when executed, will constitute, valid and binding obligations on the Purchaser which are enforceable in accordance with their respective terms.

1.2
The Purchaser has taken all corporate and other action necessary to enable it to enter into and perform this Agreement and any agreement or document to be entered into pursuant to this Agreement and has obtained all approvals and consents required by it for the performance by it of the transactions contemplated by this Agreement and any agreement or document to be entered into pursuant to this Agreement.

1.3	The execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement and any agreement or document entered into pursuant to this Agreement will not:

(i)	result in a breach of any provision of the constitutional documents of the Purchaser; or

(ii)	result in a breach of any order, judgment or decree of any court or governmental agency or Encumbrance to which the Purchaser is a party or by which the Purchaser or any of its assets is bound.

1.4	Except as contemplated by this Agreement, the Purchaser has not created or granted or agreed to create or grant any Encumbrance in respect of any of its Stock Units.

1.5
Except as contemplated by this Agreement, there are no agreements or arrangements in force which provide for the present or future allotment, issue, transfer, redemption or repayment of, or grant to any person of the right (whether conditional or otherwise) to require the allotment, issue, transfer, redemption or repayment of, any Stock Unit or loan capital of the Purchaser (including any option or right of pre-emption or conversion).

1.6	The Purchaser is not, nor has it ever been the holder or beneficial owner of, nor has it agreed to acquire:

(i)	any share or loan capital of any corporate body (whether incorporated in the United States of America or elsewhere);

(ii)	any interest in any firm, partnership, association, organisation or trust.

1.7	The Purchaser does not control or take part in the management of any corporate body, firm, partnership, association, organisation or trust.

1.8	The details of the Purchaser set out in Schedule 3 are true and accurate in all respects.

1.9
The Purchaser has at all times carried on business and conducted its affairs in all respects in accordance with its constitution for the time being in force and any other documents to which it is or has been a party.

1.10	The Purchaser is empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business.

1.11
Due compliance has been made with all legal requirements in connection with the formation of the Purchaser, the allotment or issue of any of its Stock Units and other securities and the payment of dividends, if any.

1.12
All returns, particulars, resolutions and documents required to be filed with any authority in the United States of America, or any other authority, in respect of the Purchaser have been duly filed within the relevant time limits and were true, accurate and correct in all material respects.

1.13
The authorisation, allotment and issue of the Consideration Shares comply to the extent applicable, with the constitutional documents of the Purchaser and all relevant legal and regulatory requirements.

1.14
The Consideration Shares will be allotted fully paid and issued free from all claims, expenses and Encumbrances and together with all rights attached to them at the date of this Agreement and subsequently.

1.15
The Consideration Shares on issue will rank pari passu in all respects with the Purchaser’s current issued Stock Units, including the right to participate in all dividends and other distributions thereafter made or paid in respect of the Stock Units. The Purchaser and its Directors have full power and authority under the Purchaser’s constitutional documents and from resolutions passed by its members in general meeting to allot and issue the Consideration Shares without any other sanction or consent by members of the Purchaser or any class of them for the allotment and issue of the Consideration Shares which has not been unconditionally obtained.

1.16	The allotment and issue to the Purchaser of the Allotment Shares and the transfer of Acquired Shares complies with all relevant legal and regulatory requirements.

2.	Finance

2.1
Except for the commitments contained in this Agreement, which are conditional upon the Purchaser securing support for its private placement fundraising activities, the Purchaser has no outstanding capital commitments. The Purchaser has not made or agreed to make any capital expenditure or incurred or agreed to incur any capital commitments.

2.2	The Purchaser has not lent any money which has not been repaid to it.

2.3	There are no liabilities (including contingent liabilities) which are outstanding on the part of the Purchaser.

2.4	The Purchaser has no outstanding loan capital, nor has it agreed to create or issue any such loan capital.

2.5	Since the date of its incorporation the Purchaser has not:

(i)	incurred or agreed to incur any borrowing or indebtedness which it has not repaid or satisfied; or

(ii)	lent or agreed to lend any money which has not been repaid to it; or

(iii)	acquired the benefit of any debt, present or future.

2.6	Since the date of its incorporation, the Purchaser is not a party to nor has it any outstanding obligation under nor has it agreed to enter into:

(i)
any loan agreement, debenture, bond, stock, acceptance or documentary credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or sale of receivables or factoring agreement or sale and lease back arrangement; or

(ii)	any other arrangement, except as contemplated in this Agreement, the purpose of which is to raise money or provide finance or credit.

3.	Business Transfer Agreement

Since incorporation the Purchaser has not conducted any business other than the Pre-Completion Business. The Purchaser having entered into the Business Transfer Agreement has transferred all assets and liabilities to the Subsidiary company which is a party to the Business Transfer Agreement. As a result of transferring all of the assets and liabilities associated with the Pre-Completion Business out of the Purchaser under the terms of the Business Transfer Agreement prior to the Completion Date, as well as assigning all agreements related thereto, the Purchaser has no remaining liabilities or obligations relating to the Pre-Completion Business.

4.	Trading

4.1
The Purchaser is not and has not since its date of incorporation been a party to any agreement, arrangement or obligation which is of an unusual or abnormal nature or outside the ordinary and normal course of business or which is not of an entirely arms length nature.

4.2	The Purchaser has not entered into any guarantee or agreement for indemnity or for suretyship in respect of any debt, liability or obligation of any third party.

4.3
No third party has entered into or provided any guarantee or agreement for indemnity or for suretyship or performance bond or other security in respect of any debt, liability or obligation of the Purchaser.

4.4
The Purchaser is not, nor will it with the lapse of time become, in default under any agreement to which it is a party and, so far as the Purchaser is aware, there are no facts, matters or circumstances which are likely to give rise to any such default.

4.5
To the best of the Purchaser’s knowledge and belief, the Purchaser is not nor will it with the lapse of time become liable in respect of any representation or warranty (whether express or implied) or any matter giving rise to a duty of care on its part.

4.6
To the best of the Purchaser’s knowledge and belief, no party to any agreement with the Purchaser is in material default under such agreement and, so far as the Purchaser is aware there are no facts, matters or circumstances which are likely to give rise to any such default.

4.7
The Purchaser has obtained all licences, permissions, authorisations and consents from any person, authority or body which are necessary for the carrying on of its business and all such licences, permissions, authorisations and consents are in full force and effect and the Purchaser is not in breach of any of the terms or conditions of any such licence, permission, authorisation or consent.

4.8
No party is or will be entitled to terminate or revoke any such licence, permission, authorisation or consent as a result of the entry into or performance of this Agreement or any of the transactions contemplated by this Agreement.

4.9
Neither the Purchaser (nor any person for whose acts or defaults the Purchaser may be vicariously liable) is involved or since the date of incorporation of the Purchaser has been involved in any legal or administrative or arbitration proceedings (whether as plaintiff or defendant or otherwise) and no such proceedings are pending or threatened and, so far as the Purchaser is there are no facts, matters or circumstances which are likely to give rise to any such proceedings which would result in a material adverse effect on the Purchaser.

4.10	There is no unfulfilled or unsatisfied judgment or court order or undertaking or assurance given to any court or government or governmental agency or regulatory body outstanding against the Purchaser.

4.11
No governmental or official investigation or inquiry concerning the Purchaser or any of its directors or employees is in progress or pending and so far as the Purchaser is aware there are no facts, matters or circumstances which are likely to give rise to any such investigation or inquiry.

4.12	The Purchaser has conducted and is conducting its business in accordance with all applicable laws in the United States of America and Canada.

4.13	The Purchaser is not in breach of any order, decree or judgment of any court or any governmental or regulatory authority (whether of the United States of America, Canada or elsewhere).

4.14
The Purchaser has not made any voluntary assignment or proposal under the applicable laws relating to insolvency and no bankruptcy petition has been filed or presented against the Company and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of the Purchaser.

5.	Employment

5.1	The Purchaser has no employees.

5.2	No outstanding offer of employment has been made by the Purchaser to any person nor has any person accepted an offer of employment made by the Purchaser but who has not yet commenced such employment.

5.3	Except as set forth on Schedule 5.3, there are no contracts for services (including without limitation consultancy agreements) between the Purchaser and any person.

5.4	The Purchaser does not have in existence or participate in any share incentive scheme or share option scheme.

6.	Pensions

The Purchaser has not prior to the date of this Agreement paid, provided or contributed towards, and the Purchaser has not proposed nor is it under any obligation, liability or commitment whether established by trust contract, board resolution, service agreement, ex-gratia arrangement or otherwise and whether or not legally enforceable to pay, provide or contribute towards, any retirement, death or disability benefit for or in respect of any present or past officer or employee (or any spouse, child or dependent of any of them) of the Purchaser and no such pension or payment is now being made voluntarily and no ex-gratia payments in respect of any pension have been or are proposed to be made by the Purchaser to any such persons.

7.	Assets

7.1	No claim has been or will be made by any person to be entitled to any Encumbrance on or over any of the assets, property or undertaking of the Purchaser.

7.2	There is no dispute, directly or indirectly, between the Purchaser and any person relating to any of the assets of the Purchaser.

8.	Insurance

8.1	As of the Completion Date, to the best of the Purchaser’s knowledge and belief, the Purchaser is not required to obtain nor does it maintain any policies of insurance.

8.2
Subsequent to Completion, the Purchaser shall use its best efforts to obtain all required policies of insurance, as would be obtained or carried on by a same type of business, and shall at all material times thereafter adequately insure against accident, damage, injury, third party loss (including, with limitation, product liability), loss of profits and other risks normally insured against by persons carrying on the same type of business as that carried on by the Purchaser. In addition, the Purchaser shall use its best efforts to have all policies of insurance effected by or for the benefit of the Purchaser in the future to be then in full force and effect and shall use its best efforts not to take any action or omit to take any action which could make any such policy of insurance void or voidable or which would likely to result in an increase in premium.

9. SEC Reports

“SEC Reports” shall mean all reports, schedules, forms, statements and other documents filed by the Purchaser with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, from inception on March 10, 2006 through the Completion Date.

ATTACHMENT SCHEDULES TO

SCHEDULE 5 “PURCHASER WARRANTIES”

OF THE ACQUSITION AGREEMENT DATED DECEMBER ____, 2006

Schedule 5.3

Effective as of the date of this Agreement, the Purchaser entered into an Employment Agreement with Jim Laird, its Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. The terms of Jim Laird’s Employment Agreement are set forth in the Purchaser’s SEC Reports.

Effective upon the signing of this Agreement, the Purchaser entered into or intends to enter into a Compensation Agreement with its director, Tom Barr. The terms of Tom Barr’s Compensation Agreement are set forth in the Purchaser’s SEC Reports.

Schedule 6

Part I

Initial Funding Agreements

No.	Condition
1	Management Contract between the Company and Gordon Alan Ewart to be signed.
2	Management Contract between the Company and Jon Penton to be signed.
3	Heads of terms to sub-lease a site suitable for a bio-diesel refinery
4	Letter from Cardiff Council indicating that the bio-diesel site (referred to in item 3 above) is suitable.
5	Proposal from a supplier to deliver transesterification process plant to produce biodiesel from vegetable oil
6	Proposal from a supplier to deliver process plant capable of extracting oil from oilseed rape.

Part II

Detailed schedule of expenditure for which the Initial Funding may be used.

[Missing Graphic Reference]

Schedule 7

Completion Agreements

All Agreements are to be conditional only on Completion unless otherwise stated:

No	Company	Condition
1	General	All the above conditions to be satisfied
2	General	All subsidiary companies to be in place
2	General	A management agreement between the Purchaser and Gordon Alan Ewart to be signed
3	General	A management agreement between the Purchaser and Jon Penton to be signed
4	General	A management agreement between the Purchaser and Iestyn Morgan to be signed
5	General	A management agreement between the Purchaser and Mark Ian Paulson to be signed
6	General	A management agreement between the Purchaser and a Chief Financial Officer to be signed
7	FFR	Option to lease land suitable for the construction and operation of a biodiesel refinery
8	FFT	Heads of terms for the supply of 90,000t oil seed rape per year
9	FFC	Option to lease site for a oil seed crush plant on a port location in the United Kingdom
10	FFC	Heads of terms for the engineering, procurement, installation and commissioning of plant to crush oil seed
11	FFB	Letter of intent from a buyer of the oil seed rape husk produced from the crush plant
12	Malibu	Malibu to have been approved for quotation on the Principal Market.
13	Malibu	Malibu to have successfully raised Main Funding.
14	Malibu	Voting Agreements entered into by the 10.5% Shareholders, a form of which is annexed to this Agreement as Exhibit I.
15	Malibu	Lock-up Agreements entered into by the 10.5% Shareholders, a form of which is annexed to this Agreement as Exhibit II.

Schedule 8

Business Plan

Exhibit 1

Form of Voting Trust Agreement

Exhibit 2

Form of Lock-up Agreement